PRESS RELEASE

                           FOR IMMEDIATE RELEASE

Date:     July 27, 1999

Contact:  Robert W. Daigle,                  John C. Witherspoon
          President & CEO                    President & CEO
          Camden National Corporation        KSB Bancorp, Inc.
          2 Elm Street, Camden, ME 04843     Main Street, Kingfield, ME 04947
          Phone - (207) 236-9131, Ext. 2160  Phone - (207) 265-2090, Ext. 1230
          Fax - (207) 236-7889               Fax - (207) 265-5061

CAMDEN NATIONAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE KSB
BANCORP, INC.

CAMDEN, MAINE -

Camden National Corporation ("CNC") (AMEX: CAC) and KSB Bancorp, Inc. ("KSB") (NASDAQ: KSBK) jointly announced today the signing of a definitive agreement (the "Agreement") pursuant to which CNC will acquire KSB, the holding company for Kingfield Savings Bank, a Maine-chartered savings bank headquartered in Kingfield, Maine, in a transaction valued at approximately $28,100,000. As of June 30, 1999, Kingfield Savings Bank had total assets of $179.3 million, total deposits of $130.9 million, total loans outstanding of $143.5 million, and stockholders' equity of $14.0 million. Kingfield Savings Bank operates
9 branch offices located in Franklin, Androscoggin and Somerset Counties, Maine. This transaction, which is subject to regulatory and shareholder approvals, is expected to close during the first quarter of 2000.

The Agreement, which was approved unanimously by the boards of directors of CNC and KSB, respectively, provides for a fixed exchange ratio whereby shareholders of KSB will receive 1.136 shares of Camden National Corporation stock for each share of KSB stock, subject to adjustment under certain circumstances. Based on a closing price of $19.75 per share of Camden National Corporation on July 27, 1999, the cash equivalent value of the deal is $22.436 for each share of KSB stock. The price equates to 2.0 times the non-diluted book value of KSB at June 30, 1999 and 14.7 times KSB's non-diluted earnings per share of $1.53 for the 12-month period ending June 30, 1999. It is anticipated that the combination will be accounted for under the pooling of interest accounting method.

Subsequent to the purchase of KSB, Camden National Corporation intends to combine Kingfield Savings Bank with United Bank, a wholly owned subsidiary of CNC headquartered in Bangor with total assets of $132.2 million as of June 30, 1999. The new financial institution, which is expected to have combined assets of over $300 million, will have 18 branch locations serving parts of central, eastern and western Maine. John C. Witherspoon, President and CEO of Kingfield Savings Bank will become President and CEO of the new bank; and Bruce D. Bartlett, President and CEO of United Bank, will become Executive Vice President and Senior Loan Officer, responsible for the overall management of the combined loan portfolio and credit administration.

Commenting on the transaction, Robert W. Daigle, President and CEO of CNC, stated, "This is a unique opportunity to strengthen our company and improve our ability to provide our full range of financial services to a broader market area. Combining Kingfield Savings Bank and United Bank will create a new community bank that we expect will have the scale to support the products and technological advances that customers in these markets want today and desire for tomorrow. The two entities currently are very similiar, they serve contiguos markets of customers with comparable demographics and financial needs, and each has earned the reputation of being committed to meeting the banking needs of the customers and communities they serve. By pooling and leveraging our resources, we will enhance our ability to deliver products and services to our customers and provide an attractive return for our shareholders."

John C. Witherspoon, President and CEO of KSB, commented, "We are extremely pleased to be partnering with Camden National Corporation and United Bank. All three organizations have a long history of excellence in both customer and community service. This partnership will enhance the breadth of products and services, such as Trust and Investment Services and Internet banking, offered to our customers while providing greater liquidity and value to our
existing shareholders.   Importantly, the merger will allow us to retain our
identity as an independent community bank, providing our unique brand of services which has contributed enormously to the success of each of our franchises."

Camden National Corporation is the holding company for three financial services companies: Camden National Bank, a full-service community bank with 10 banking offices in Belfast, Bucksport, Camden, Damariscotta, Rockland, Thomaston, Union, Vinalhaven, and Waldoboro, and online @ www.camdennational.com;
United Bank, a full-service community bank with nine offices in Bangor, Corinth, Dover-Foxcroft, Greenville, Hampden, Hermon, Jackman, Milo and Winterport; and Trust Company of Maine, headquartered in Bangor offering traditional trust and investment services throughout Central Eastern Maine.

KSB Bancorp, Inc. is the holding company for Kingfield Savings Bank, a community-oriented financial institution that conducts its business through nine full service retail banking offices located in Franklin, Somerset and Androscoggin Counties, Maine.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which are, in some cases, beyond the control of CNC or KSB, as the case may be. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, the ability of the parties to consummate the transactions contemplated by the Agreement, conditions imposed on the consummation of such transactions by regulatory agencies, the competitive environment and general economic conditions.

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